Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Helbiz, Inc. (formerly known as GreenVision Acquisition Corp.) on Form S-1 Amendment No. 1 of our report dated March 15, 2021, except for the effects of the restatement discussed in Note 2 and the subsequent events discussed in Note 12, as to which the date is May 21, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Helbiz, Inc. (formerly known as GreenVision Acquisition Corp.) as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and for the period from September 11, 2019 (inception) through December 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

September 17, 2021